As filed with the Securities and Exchange Commission on October 30, 2024.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DIGIHOST TECHNOLOGY Inc.
(Exact name of registrant as specified in its charter)

Canada	7379	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

110 Yonge Street, Suite 1601 Toronto, Ontario, M5C 1T4 (818) 280-9758	Cogency Global Inc. 122 E. 42nd Street, 18th Floor New York, New York 10168 (800) 221-0102
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark D. Wood Alyse A. Sagalchik Katten Muchin Rosenman LLP 525 W. Monroe Street Chicago, IL 60661 (312) 902-5200	Dennis Peterson Peterson McVicar LLP 110 Yonge Street, Suite 1601 Toronto, ON M5C 1T4 (647) 259-1790

Approximate date of commencement of proposed sale to the public: From time to time after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 30, 2024

Digihost Technology Inc.

7,272,726 Subordinate Voting Shares

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to 7,272,726 subordinate voting shares, no par value, of Digihost Technology Inc., consisting of (i) 3,636,363 previously issued subordinate voting shares and (ii) up to 3,636,363 subordinate voting shares issuable upon the exercise of common share purchase warrants, in each case, held by the selling shareholders.

The selling shareholders are identified in the table on page 12. No securities are being registered hereunder for sale by us. While we will not receive any proceeds from the sale of any subordinate voting shares by the selling shareholders, we will receive proceeds from any exercise of the common share purchase warrants, assuming such exercise does not occur on a cashless basis. See “Use of Proceeds”; see also “Selling Shareholders.”

The selling shareholders may sell all or a portion of the subordinate voting shares from time to time in market transactions through any market on which our subordinate voting shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal, or by a combination of such methods of sale. See “Plan of Distribution.”

Our subordinate voting shares are currently traded on the TSX Venture Exchange, or the TSXV, and the Nasdaq Capital Market or Nasdaq, under the symbol “DGHI.” On October 29, 2024, the last reported sale price of our subordinate voting shares on the TSXV and Nasdaq were C$2.37 and $1.80 respectively. There is no established market for the common share purchase warrants.

We are an “emerging growth company” and a “foreign private issuer”, each as defined under federal securities laws, and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See the section titled “Prospectus Summary - Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission (“SEC”), nor any state or foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2024.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus, including the information incorporated by reference herein, and any prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholders authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell our securities, and seeking offers to buy our securities, only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus and in any applicable prospectus supplement is accurate only as of the date on the front cover of this prospectus or the prospectus supplement, as applicable, and the information incorporated by reference into this prospectus or any prospectus supplement is accurate only as of the date of the document incorporated by reference.

This prospectus provides you with a general description of the securities the selling shareholders may offer. To the extent required, we will provide one or more prospectus supplements that will contain specific information about the terms of any particular offering by any of the selling shareholders. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to any such offering. Any prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in the prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the information in the prospectus supplement or free writing prospectus, as applicable. You should read the information in this prospectus and the applicable prospectus supplement (and any free writing prospectuses) together with the additional information incorporated by reference herein as provided for under the heading “Incorporation of Certain Information by Reference.”

For investors outside of the United States: Neither we nor the selling shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

To the extent this prospectus contains summaries of the documents referred to herein, you are directed to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of such documents as described below in the section titled “Where You Can Find More Information.”

References to the “Company,” “we,” “us,” “Digihost” and “our” in this prospectus are to Digihost Technology Inc., including its subsidiaries (unless the context otherwise requires).

All trademarks, trade names and service marks appearing in this prospectus or in any prospectus supplement, including the documents incorporated by reference herein or therein, are the property of their respective owners. Use or display by us of other parties’ trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owner. Solely for convenience, trademarks and tradenames referred to in this prospectus and any prospectus supplement appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and trade names.

Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “CAD$” are to Canadian Dollars. Amounts denominated in United States Dollars are stated as “$,” “dollars,” “USD” or “US$.”

We report under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or the IASB. None of the financial statements incorporated by reference herein were prepared in accordance with generally accepted accounting principles in the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes incorporated by reference into this prospectus and the other documents incorporated by reference into this prospectus, which are described under “Incorporation of Certain Information by Reference,” before making an investment in our securities.

Company Overview

The legal and commercial name of the Company is Digihost Technology Inc. We are an innovative U.S. based Blockchain technology and computer infrastructure company, primarily focused on digital currency mining, and also a supplier of energy through our recent acquisition of a 60 MW natural gas fired power plant in North Tonawanda, New York in February 2023. Currently, we only mine Bitcoin and do not mine any other digital currency. The power plant currently operates as a peaker plant providing the grid with electrical power in times of peak demand. Our operations provide our shareholders with exposure to the operating margins of digital currency mining, which we believe is the most profitable application of our computing power, as well exposure to the power industry. As of October 29, 2024, we had 14 employees.

We produce digital currencies by “mining.” “Mining” is a process whereby “miners,” which are specialized computers with high amounts of computational processing power, compete to solve “blocks,” which are digital files where digital currency transactions are recorded on the Blockchain. A miner that verifies and solves a new block is awarded a newly generated quantity of coins, in an amount which is usually proportional to the miner’s contributed hashrate or work (plus a small transaction fee), as an incentive to invest their computer power, as mining is critical to the continuing functioning and security of the networks on which digital currencies operate.

A “mining pool” is a service operated by a mining pool operator that pools the resources of individual miners to share their processing power over a network. Mining pools emerged in response to the growing difficulty and network hashrate competing for Bitcoin rewards on the Bitcoin blockchain as a way of lowering costs and reducing the risk of an individual miner’s mining activities. The mining pool operator provides a service that coordinates the computing power of the independent mining enterprises participating in the mining pool. Mining pools are subject to various risks such as disruption and down time. In the event that a mining pool we use experiences down time or is not yielding returns, results may be impacted.

We participate in a mining pool that pays Bitcoin rewards utilizing a “Full-Pay-Per-Share” payout of Bitcoin based on a contractual formula, which calculates payout primarily based on the hashrate provided by us to the mining pool as a percentage of total network hashrate of the mining pool, along with other inputs. We are entitled to consideration even if a block is not successfully placed by the mining pool operator. We transitioned our mining operations completely to mining pool participation in 2022 and utilized a mining pool for the year ended December 31, 2023 and continuing through the date on which this registration statement was initially filed. As of October 29, 2024, we participate in one mining pool.

We have three mining facilities located in Buffalo, New York, North Tonawanda, New York and Columbiana, Alabama. Our power plant is also located in North Tonawanda. Our site in North Tonawanada is a 60 MW combined cycle plant with 1.2EH of current operating hashrate. Our site in Buffalo is an 18.7 MW utility powered site with an operating hashrate of 350PH. Our site in Alabama is a 22 MW utility powered site with an operating hashrate of 500PH.

Miners require significant amounts of electrical power, and these energy requirements represent our largest operating expense. Our operating and maintenance expenses are therefore principally composed of electricity to power our computing equipment as well as cooling and lighting, etc. Other site expenses include leasing costs for the facilities, internet access, equipment maintenance and software optimization, and facility security, maintenance and management. Ultimately, our central production line is converting electrical power into digital currencies through “mining.” Natural gas represents the largest operating cost associated with the generation of electricity at our power plant.

Our operation in the digital currency mining industry requires extensive knowledge of cryptocurrency mining, cryptocurrency economics, and Blockchain technology. Further, our focus on vertical integration with energy production and our focus on environmentally conscious development requires specialized knowledge of the energy procurement industry, with a particular focus on green energy. For the year ended December 31, 2023, we also recognized revenues through the execution of two colocation agreements and one mining operations agreement with organizations in the digital currency space. Our number of active miners per self-mining and colocation agreements as of October 29, 2024 was approximately 13,000 and 10,700, respectively.

All key components of our facilities are monitored including the intake air temperature, hash board temperature, voltage, hashrate, air temperature, exhaust air temperature and humidity. All parameters are monitored and changed remotely, as required. Parallel monitoring is performed by local on-site staff who are responsible for implementing any necessary repairs to mining infrastructure. In the event that our remote monitoring or any parallel monitoring identifies any malfunction or technical issue, personnel are dispatched to physically inspect and, if necessary, repair defective components. We intend to maintain an inventory of all necessary components for repair, which are kept at the same facility as such operations.

During April 2021, we were approved for an account with Gemini. Gemini is a digital currency exchange and custodian that allows customers to buy, sell, and store digital assets. Gemini was the first crypto exchange and custodian in the world to complete a SOC 2 Type 1 and a SOC 2 Type 2 examination. While a SOC 2 Type 1 evaluates the design and implementation of system controls at a point in time, a SOC 2 Type 2 evaluates whether these system controls have been operating effectively over a period of time. A SOC 2 Type 2 examination is the highest level of security compliance an organization can demonstrate, and Gemini completes this examination on an annual basis. As of October 29, 2024, we had holdings of approximately 67 Bitcoins in our Gemini account. Digital currencies are measured at fair value using the quoted price on the Gemini exchange. Gemini serves as our principal market. We believe any price difference between the principal market and an aggregated price to be immaterial.

We perform credit due diligence in the normal course of business when beginning a relationship with counterparties, as well as during ongoing business activities. Gemini maintains insurance coverage for the cryptocurrency held on our behalf in our online hot wallet. We have not been able to independently insure our mined digital currency. Given the novelty of digital currency mining and associated businesses, insurance of this nature is generally not available, or uneconomical for us to obtain which leads to the risk of inadequate insurance coverage.

On occasion, to mitigate third-party risk, we will hold a portion of our digital currencies in cold storage solutions that are not connected to the internet. Our digital assets that are held in cold storage are stored in safety deposit boxes at a bank branch. The wallets in which we store our cryptocurrency assets are not multi-signature wallets; however, we secure the 24-word seed phrase, which facilitates recovery of the wallets should the wallets become lost, stolen or damaged, by partitioning the seed phrase in multiple parts, and securing each part in a separate location. Each part of the seed phrase is stored in either a safe or safety deposit box, we replicate this security protocol by taking the same 24-word seed phrase, partitioning this into several parts and storing each part in a secure location in a separate safe or safety deposit box than was used for the first copy of the seed-phrase. This duplication ensures that the digital currencies held via cold storage solutions will be recoverable by us, should our cold-wallets become lost, stolen or damaged. As of October 29, 2024, all of our cryptocurrency assets, which consisted solely of Bitcoins, were held in our Gemini wallets.

Miner Manufacturers and Suppliers

We currently rely upon a limited number of suppliers from which we purchase miners. The prices of mining machines are negotiated on an individual basis, although the price at which a manufacturer is willing to sell miners often fluctuates with the price of the cryptocurrency that is able to be mined by the miners and, as such, may be subject to meaningful changes in price during periods of pricing volatility for cryptocurrencies.

Sources of Energy

Our operations use a mix of renewable energy sources, zero-carbon emissions and non-renewable sources. Currently, 93% of the electricity consumed by our grid-based power consumption across two sites in New York State is received from zero carbon generation. Further, more than 50% of the energy consumed at those two sites is generated from renewable sources. As we bring online our own natural gas fired power generation facility, we will focus on sourcing renewable natural gas (“RNG”) for at least 50% of natural gas consumed at our site in Alabama. New York State has a growing RNG ecosystem which is typically produced from anaerobic digesters at local dairy farms or from landfills.

Our current carbon-neutrality efforts and initiatives include:

●	100% Carbon Neutral: We plan for 100% of our operations to achieve carbon neutrality with a net-zero footprint by the end of 2025, and 100% renewable by 2030.

●	Community Solar: We are the anchor subscriber to a 5 MW community solar project located in Angola, NY. This site is situated 30 miles from our East Delevan facility and will produce enough renewable electricity to power more than 2,500 homes annually. Our participation aids in the development of future renewable assets, adds clean energy to our electricity grid and lowers our cost of electricity.

●	Digigreen Initiative: Our initiative focused on immediate steps to create sustainable, environmentally, and economically sound in-house practices, distinguishing the Company as an industry leader in lowering/eliminating our carbon footprint while maintaining profitability.

●	Crypto Climate Accord: We have joined a private sector-led initiative for the entire crypto community focused on decarbonizing the cryptocurrency industry in record time.

●	Proof of Green: We have begun initial research into developing proprietary standards for measuring our carbon impact. Using these standards as an environmental audit tool for our various operations, we anticipate being able to generate accountability reports and to advise directors and shareholders on efforts to minimize our carbon footprint.

Corporate Information

Digihost Technology Inc. is a company incorporated under the Business Corporations Act (British Columbia). The Company was originally incorporated in Canada under the Business Corporations Act (British Columbia), or the BCBCA, on February 18, 2017 under the name Chortle Capital Corp. and later changed its name to HashChain Technology Inc. on September 18, 2017. HashChain was subject to a reverse take-over (“RTO”) by Digihost International, Inc., which closed on February 14, 2020. Prior to the closing date of the RTO, the Company passed a special resolution authorizing an unlimited number of proportionate voting shares and an unlimited number of subordinate voting shares without par value. Our principal Canadian corporate offices are located at 110 Yonge Street, Suite 1601, Toronto, Ontario, Canada M5C 1T4, where our telephone number is (818) 280-9758. Our website address is https://digihost.ca/docs/. The information contained on our website and available through our website is not incorporated by reference into and should not be considered a part of this prospectus, and the reference to our website in this prospectus is an inactive textual reference only.

Implications of Being an “Emerging Growth Company” and a Foreign Private Issuer

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Foreign Private Issuer

We qualify as a “foreign private issuer” under the securities laws of the United States and the Nasdaq Listing Rules. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we report our financial results on a quarterly basis, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also present financial statements pursuant to IFRS instead of pursuant to U.S. generally accepted accounting principles. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies. In addition, as a foreign private issuer, we are permitted and elect to follow certain home country corporate governance practices instead of those otherwise required under the listing rules of Nasdaq for domestic U.S. issuers. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

Recent Developments

August 2024 Private Placement

On August 5, 2024, we entered into securities purchase agreements (referred to herein as the “securities purchase agreements”) with certain institutional investors for gross proceeds of US$4 million in a private placement of our equity securities, comprised of 3,636,363 units of the Company (each, a “unit”) at a purchase price of US$1.10 per unit. Each unit is comprised of one subordinate voting share and one common share purchase warrant (each, a “warrant”), with each warrant entitling the holder to purchase one additional subordinate voting share. The warrants have a per subordinate voting share exercise price of US$2.00 and are exercisable beginning on February 15, 2025 (the “initial exercise date”) and, if not previously exercised, ending on February 15, 2028 (the third anniversary of the initial exercise date). As previously reported on a Form 6-K filed with the SEC on August 16, 2024, we closed the private placement and issued the units on August 15, 2024. This prospectus relates to (i) the subordinate voting shares that were issued pursuant to securities purchase agreements and (ii) the subordinate voting shares issuable upon the exercise, if any, of the warrants issued pursuant to the terms of the securities purchase agreements, in each case, to permit the resale of those subordinate voting shares by the selling shareholders from time to time.

THE OFFERING

Subordinate voting shares issued and outstanding as of October 29, 2024	33,011,600 (including 3,636,363 previously issued subordinate voting shares issued to the selling shareholders)

Subordinate voting shares offered by the selling shareholders	Up to an aggregate of 7,272,726 (comprised of 3,636,363 previously issued subordinate voting shares and up to 3,636,363 subordinate voting shares issuable upon the exercise of common share purchase warrants)

Subordinate voting shares to be issued and outstanding after this offering	36,647,963 subordinate voting shares (assuming the full exercise of all common share purchase warrants by the selling shareholders identified in this prospectus)

Warrants	The warrants have a per subordinate voting share exercise price of US$2.00. The warrants are exercisable beginning on February 15, 2025 and, if not previously exercised, ending on February 15, 2028 (the third anniversary of the initial exercise date).

Use of proceeds	We will not receive any proceeds from the sale of the subordinate voting shares by the selling shareholders. All net proceeds from the sale of the subordinate voting shares covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from the exercise of any warrants if the selling shareholders do not exercise the warrants on a cashless basis, if and when exercised. See the sections of this prospectus titled “Use of Proceeds,” and “Plan of Distribution.”

Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 6 of this prospectus and “Item 3. - Key Information – D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2023, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our subordinate voting shares.

Trading symbols	Our subordinate voting shares are listed on Nasdaq and the TSXV under the symbol “DGHI.”

Unless otherwise stated, all information in this prospectus is based on 33,011,600 subordinate voting shares outstanding as of October 29, 2024 (including the subordinate voting shares issued to the selling shareholders in the August 2024 private placement), and does not include the following as of that date:

●	692,170 subordinate voting shares issuable upon outstanding options, with exercises prices between CAD$2.88 and CAD$13.92;

●	5,696,427 subordinate voting shares issuable upon exercise of outstanding warrants issued in previous offerings (other than the August 2024 private placement), with exercises prices between CAD$6.25 and CAD$8.03; and

●	1,738,158 subordinate voting shares reserved for issuance upon the vesting of 1,738,158 restricted share units of the Company.

See “Description of Share Capital” for additional information.

RISK FACTORS

You should carefully consider the risks described below and the risks described under the heading “Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2023, which is incorporated by reference herein, as well as the financial or other information included or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes, before you decide to buy our securities. The risks and uncertainties described below are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

A substantial number of subordinate voting shares may be sold in the market following the effective date of the registration statement of which this prospectus form a part, which may depress the market price for subordinate voting shares.

We are registering for resale an aggregate of 7,272,726 subordinate voting shares (which includes up to 3,636,363 of subordinate voting shares issuable upon the exercise of the common share purchase warrants held by the selling shareholders). Assuming the common share purchase warrants are exercised in full and are not exercised on a cashless basis, the selling shareholders identified in this prospectus can sell up to 7,272,726 subordinate voting shares pursuant to this prospectus. Sales of substantial amounts of our subordinate voting shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our subordinate voting shares. We cannot predict if and when the selling shareholders will sell such shares in the public markets. Furthermore, in the future, we may issue additional subordinate voting shares or other equity or debt securities convertible into subordinate voting shares. Any such issuance(s) and resales of the subordinate voting shares could result in substantial dilution to our existing shareholders and could cause our share price to decline. See “Dilution” below.

Our management will have broad discretion over the use of proceeds we receive from any exercise of the warrants (assuming that the selling shareholders do not exercise the warrants on a cashless basis, if and when exercised), and may use them in ways with which you do not agree and in ways that may not enhance our operating results or the market price of our subordinate voting shares.

Our management will have broad discretion over the use of proceeds that we receive from any exercise of the warrants (assuming that the selling shareholders do not exercise the warrants on a cashless basis, if and when exercised) by the selling shareholders identified in this prospectus. We may spend or invest those proceeds in ways with which our shareholders disagree or that do not yield a favorable return, if at all. We intend to use the net proceeds from any exercise of the warrants for cash as described in “Use of Proceeds.” However, our use of any such proceeds may differ substantially from our current plans. Failure by our management to apply these funds effectively could harm our business, results of operations, cash flows, financial condition and/or prospects. Pending use, we may invest the net proceeds from the offering in a manner that does not produce income or that loses value.

An investment in our securities is speculative, and there can be no assurance of any return on any such investment.

An investment in our securities is highly speculative, and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in their investment, including the risk of losing their entire investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in this prospectus contain “forward-looking information” and “forward-looking statements” within the meaning of Canadian and United States securities laws (collectively, “forward-looking statements”). Forward-looking statements can often be identified by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. All statements, other than statements of historical fact, that address activities, events or developments that we believe, expect or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements in this prospectus and the documents incorporated by reference in this prospectus include statements about:

●	the expectations concerning performance of our business and operations;

●	the intention to grow our business and operations, including through site acquisition and other strategic transactions and organic growth efforts;

●	growth strategy and opportunities, including with respect to green initiatives;

●	the treatment of the Company under government regulatory and taxation regimes in the United States, Canada and other jurisdictions;

●	dependence on our senior management and key employees and our ability to retain such personnel;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

●	our dependence on third parties;

●	competition in our industry;

●	our financial performance; and

●	our intended use of the net proceeds, if any, from any exercise of the warrants for cash.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein and in the documents incorporated by reference herein or risk factors that we are faced with that may cause our actual results to differ from those anticipated in our forward-looking statements. Forward-looking statements are based on our management’s current expectations, estimates, forecasts and projections and our management’s beliefs and assumptions. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur, including factors that are sometimes beyond our control. Factors that may affect our results include, but are not limited to, the risks, uncertainties and other factors discussed in the “Risk Factors” section beginning on page 6 of this prospectus, in our annual report on Form 20-F or in other reports we file with the SEC.

All forward-looking statements included in this prospectus and in the documents incorporated by reference in this prospectus are based on information available to us on the date of this prospectus or the date of the applicable document incorporated herein by reference. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus and in the documents incorporated by reference in this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

You should read this prospectus and the documents that we reference in this prospectus and review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of the subordinate voting shares by the selling shareholders. All net proceeds from the sale of the subordinate voting shares covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of the warrants if the selling shareholders do not exercise the warrants on a cashless basis, if and when exercised. We expect that the selling shareholders will sell their subordinate voting shares as described under “Plan of Distribution.” If all of the warrants were exercised for cash in full on the initial exercise date, we would receive gross proceeds of approximately $7.2 million.

We intend to use the net proceeds of such warrant exercise(s), if any, for acquisitions related to infrastructure expansion and for general corporate purposes, which may include operating expenses, research and development, working capital, and general capital expenditures. We will have broad discretion in the way we use these proceeds. See “Risk Factors” above. We may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, if the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, as well as the amount and sources of other funds needed.

DIVIDEND POLICY

We do not expect to declare any dividends for the foreseeable future. We have no restrictions on paying dividends, but, if we generate earnings in the foreseeable future, we expect to retain those earnings to finance growth. Our Board of Directors (the “Board”) will determine if and when dividends should be declared and paid in the future based upon our financial position at the relevant time. Holders of subordinate voting shares and proportionate voting shares (on an as-converted basis) are entitled to share equally in any dividends declared and paid on the subordinate voting shares and proportionate voting shares (on an as-converted basis).

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth capitalization and indebtedness as of September 30, 2024, on an actual basis and gives effect to the sale in August 2024 of 3,636,363 units of the Company at a purchase price of US$1.10 per unit and the application of the net proceeds thereof by the Company. Each unit is comprised of one subordinate voting share and one common share purchase warrant, with each warrant entitling the holder to purchase one additional subordinate voting share. The amounts in the table below reflect the issuance of subordinate voting shares in the August 2024 private placement but do not reflect the subordinate voting shares to be issued and the proceeds to be received, if any, from any exercises of the warrants.

The amounts shown below are unaudited and represent management’s estimate. The information in this table should be read in conjunction with and is qualified by reference to the consolidated financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

(USD$)
Non-Current Indebtedness:
Deposit - colocation agreement	$2,203,526
Lease liability	$126,579
Warrant liability	$1,617,656
Current Indebtedness:
Accounts payable and accrued liabilities	$5,858,931
Lease liability	$236,446
Loans Payable	$148,290
Total Indebtedness	$10,191,428

Shareholders’ equity:
Share capital	$48,323,367
Contributed surplus	$14,921,345
Accumulated other comprehensive loss	$(3,286,538)
Deficit	$(31,533,836)
Total Equity	$28,424,338

Total Capitalization	$38,615,766

You should read this information in conjunction with our consolidated financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this prospectus.

DILUTION

Purchasers of the subordinate voting shares being offered pursuant to this prospectus may suffer immediate and substantial dilution in the net tangible book value per subordinate voting share. Dilution in net tangible book value per subordinate voting share represents the difference between the amount per subordinate voting share paid by purchasers and the net tangible book value per subordinate voting share immediately after a purchase. The amount of dilution experienced by each purchaser of subordinate voting shares under this prospectus will vary, because the selling shareholders who offer and sell the subordinate voting shares covered by this prospectus may do so at various times, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Accordingly, the amount paid per subordinate voting share by each purchaser and the net tangible book value per subordinate voting share at the time of purchase cannot be determined at this time. Therefore, we have not included in this prospectus information about the dilution (if any) to our existing shareholders arising from any such future sales. See “Risk Factors – A substantial number of subordinate voting shares may be sold in the market following the effective date of the registration statement of which this prospectus form a part, which may depress the market price for subordinate voting shares.”

SELLING SHAREHOLDERS

The subordinate voting shares offered by the selling shareholders consist of subordinate voting shares issued and subordinate voting shares issuable upon exercise, if any, of common share purchase warrants that were issued to the selling shareholders pursuant to the securities purchase agreements. Pursuant to the terms of a registration rights agreement between the Company and the selling shareholders (the “Registration Rights Agreement”), this prospectus generally covers the resale by the selling shareholders from time to time of the sum of (i) the number of subordinate voting shares issued pursuant to the securities purchase agreements and (ii) the maximum number of subordinate voting shares issuable upon exercise of the related warrants issued under the securities purchase agreement, in each case, as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Except for the ownership of the subordinate voting shares and the warrants issued pursuant to the securities purchase agreements, the selling shareholders have not had any material relationship with us within the past three years.

The following table sets forth the name of each of the selling shareholders, the number and percentage of our subordinate voting shares beneficially owned by the selling shareholders as of October 30, 2024, the number of our subordinate voting shares that may be offered by the selling shareholders under this prospectus, and the number and percentage of our subordinate voting shares beneficially owned by the selling shareholders assuming all of the subordinate voting shares registered hereunder are sold. Applicable percentage ownership is based on 33,011,600 subordinate voting shares issued and outstanding as of October 29, 2024 and does not include any subordinate voting shares issuable upon conversion of our proportionate voting shares. Except as noted below, beneficial ownership is determined in accordance with the rules of the SEC and includes voting or dispositive power with respect to our subordinate voting shares. Generally, a person “beneficially owns” a security if he, she or it possesses sole or shared voting or investment power over that security, including warrants and certain other derivative securities that are currently exercisable or will become exercisable within 60 days. Shares subject to warrants that are currently exercisable or exercisable within 60 days are considered outstanding and beneficially owned by the person holding such warrants for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information in the table below and the footnotes thereto regarding subordinate voting shares to be beneficially owned after the offering assumes that the selling shareholders have exercised their warrants in full, despite the limitations on exercise in the warrants (including as described below) and further assumes that the selling shareholders sell all of the subordinate voting shares being offered by them under this prospectus and do not sell any of the other subordinate voting shares they beneficially own prior to the offering.

Under the terms of the warrants, a selling shareholder may not exercise the warrants (i) initially, until February 15, 2025 and (ii) to the extent such exercise would cause such selling shareholder, together with its affiliates and any other persons acting as a group together with the holder and any of the holder’s affiliates, to beneficially own a number of subordinate voting shares which would exceed 4.99% of our then outstanding subordinate voting shares following such exercise (or in excess of a higher percentage not to exceed 9.99%, at the election of such holder and following the provision of notice of such election to us), excluding for purposes of such determination subordinate voting shares issuable upon exercise of the warrants which have not been exercised. The number of shares reflected in the table below and the footnotes thereto does not reflect these limitations. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Unless otherwise indicated, all information contained in the table below and the footnotes thereto is based upon information provided to us by the selling shareholders. The selling shareholders may have sold, transferred, otherwise disposed of or purchased, or may sell, transfer, otherwise dispose of or purchase, at any time and from time to time, subordinate voting shares in transactions exempt from the registration requirements of the Securities Act or in the open market after the date on which they provided the information set forth in the table below.

Name of Selling Shareholder	Number of Subordinate Voting Shares Owned Prior to Offering		Percentage of Subordinate Voting Shares Owned Prior to Offering	Maximum Number of Subordinate Voting Shares to be Sold Pursuant to this Prospectus		Number of Subordinate Voting Shares Owned After Offering		Percentage of Subordinate Voting Shares Owned After Offering
Eleven Ventures LLC	6,227,272	(1)	17.24%	6,227,272	(1)	0		0%
James McCabe	650,908	(2)	1.95%	590,908	(2)	60,000	(2)	*
Scott Herman	181,818	(3)	*	181,818	(3)	0		0%
Marc Hermes	143,774	(4)	*	136,364	(4)	7,410	(4)	*
JHRW Holdings, LLC	136,364	(5)	*	136,364	(5)	0		0%

*	Less than one percent (1%).
(1)	Comprised of (i) 3,113,636 subordinate voting shares issued to Eleven Ventures LLC (“Eleven”), and (ii) up to 3,113,636 subordinate voting shares issuable upon exercise, if any, of a warrant issued to Eleven. Eleven is managed by Eleven Managers LLC (“Eleven Managers”). Hartley Wasko is the managing member of Eleven Managers and in such capacity has the right to vote and dispose of the securities held by Eleven. The business address for the foregoing entities and Mr. Wasko is 463 Adams Street, Denver, CO 80206.
(2)	Comprised of (i) 60,000 subordinate voting shares, (ii) 295,454 subordinate voting shares issued to James McCabe, and (iii) up to 295,454 subordinate voting shares issuable upon exercise, if any, of a warrant issued to James McCabe. Mr. McCabe’s address is 68 Fiesta Way, Fort Lauderdale, FL 33301.
(3)	Comprised of (i) 90,909 subordinate voting shares issued to Scott Herman, and (ii) up to 90,909 subordinate voting shares issuable upon exercise, if any, of a warrant issued to Scott Herman. Mr. Herman’s address is 900 Hillsboro Mile #2, Hillsboro Beach, FL 33062.
(4)	Comprised of (i) 7,410 subordinate voting shares, (ii) 68,182 subordinate voting shares issued to Marc Hermes, and (iii) up to 68,182 subordinate voting shares issuable upon exercise, if any, of a warrant issued to Marc Hermes. Mr. Hermes’ address is 1328 Citrus Isle, Fort Lauderdale, FL 33315.
(5)	Comprised of (i) 68,182 subordinate voting shares issued to JHRW Holdings, LLC (“JHRW”), and (ii) up to 68,182 subordinate voting shares issuable upon exercise, if any, of a warrant issued to JHRW. Rhett Wadsworth is the sole manager of JHRW and in such capacity has the right to vote and dispose of the securities held by JHRW. The business address for JHRW, and Mr. Wadsworth is 1985 N Andrews Ave., Suite 201, Wilton Manors, FL 33311.

DESCRIPTION OF SHARE CAPITAL

General

The following is a summary of the material terms of our share capital, as set forth in our articles of association, and certain related sections of the BCBCA. The following summary is subject to, and is qualified in its entirety by reference to, the provisions of our articles of association and the applicable provisions of the BCBCA. A copy of our Articles of Association is filed as an exhibit to the registration statement of which this prospectus is a part.

Share Capital

The authorized capital of the Company consists of an unlimited number of subordinate voting shares without par value and an unlimited number of proportionate voting shares without par value. As of October 29, 2024, there are 33,011,600 subordinate voting shares and 3,333 proportionate voting shares issued and outstanding. Proportionate voting shares are not available for distribution to the public. Proportionate voting shares may be converted at the holder’s option into subordinate voting shares at a ratio of 200 subordinate voting shares for every 1 proportionate voting share. In addition, as of October 29, 2024, there were: (i) 692,170 subordinate voting shares issuable upon the exercise of outstanding stock options of the Company at a weighted average exercise price of C$5.09; (ii) 5,696,427 subordinate voting shares reserved for issuance on exercise of 5,696,427 issued and outstanding subordinate voting share purchase warrants of the Company with a weighted average exercise price of C$6.66; and (iii) 1,738,158 subordinate voting shares reserved for issuance upon the vesting of 1,738,158 restricted share units of the Company (“RSUs”), for a total of 41,804,955 subordinate voting shares on a fully-diluted basis (including 666,600 subordinate voting shares issuable upon conversion of the 3,333 issued and outstanding proportionate voting shares as of such date).

Subordinate Voting Shares

Each holder of subordinate voting shares is entitled to receive notice of and to attend all meetings of shareholders of the Company. Holders of subordinate voting shares are entitled to one (1) vote per subordinate voting share on all matters subject to shareholder vote, voting together as a single class with holders of proportionate voting shares, except as otherwise prohibited by law. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among our shareholders for the purpose of winding up our affairs, the holders of SV shares will be entitled to participate ratably along with all other holders of subordinate voting shares and proportionate voting shares (on an as-converted to subordinate voting share basis). Except as otherwise provided in this prospectus, the subordinate voting shares and proportionate voting shares are equal in all respects and are treated as shares of a single class for all purposes under the BCBCA. Our subordinate voting shares are not subject to any pre-emptive rights, conversion or exchange rights, redemption, retraction, purchase for cancellation or surrender provisions, sinking or purchase fund provisions, provisions permitting or restricting the issuance of additional securities or provisions requiring a shareholder to contribute additional capital.

Proportionate Voting Shares

Holders of proportionate voting shares are entitled to receive notice of and to attend all meetings of shareholders of the Company. Holders of proportionate voting shares are entitled to one vote in respect of each subordinate voting share into which such proportionate voting share could ultimately then be converted, or two-hundred (200) votes per proportionate voting share, on all matters subject to a shareholder vote, voting together as a single class with holders of subordinate voting shares, except as otherwise prohibited by law.

Holders of proportionate voting shares have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted basis, assuming conversion of all proportionate voting shares into subordinate voting shares at the conversion ratio of 200:1) as to dividends and any declaration or payment of any dividend on the subordinate voting shares. No dividend will be declared or paid on the proportionate voting shares unless we simultaneously declare or pay, as applicable, equivalent dividends (on an as-converted basis) on the subordinate voting shares.

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among our shareholders for the purpose of winding up our affairs, the holders of proportionate voting shares will be entitled to participate ratably along with all other holders of proportionate voting shares (on an as-converted to subordinate voting share basis) and subordinate voting shares.

Each proportionate voting share is convertible, at the option of the holder thereof at any time after the date of issuance thereof, into fully paid and non-assessable subordinate voting shares as is determined by multiplying the number of proportionate voting shares by 200. Proportionate voting shares are not available for distribution to the public. The proportionate voting shares and subordinate voting shares are equal in all respects and are treated as shares of a single class for all purposes under the BCBCA.

Anti-Takeover Provisions

Some provisions of the BCBCA and other British Columbia laws could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interests or in our best interests, including transactions that provide for payment of a premium over the market price for our subordinate voting shares.

Listing

Our subordinate voting shares are currently traded on the TSXV and Nasdaq, in each case, under the symbol “DGHI.”

Transfer Agent and Registrar

The transfer agent and registrar for our subordinate voting shares is Marrelli Trust Company Limited, 620 – 1111 Melville St., Vancouver, British Columbia, V6E 3V6.

Comparison of Shareholder Rights

We are a corporation governed by the BCBCA. The BCBCA differs in some material respects from the laws generally applicable to Delaware corporations under the Delaware General Corporation Law (the “DGCL”). Below is a summary of certain of those material differences. This summary is qualified in its entirety by reference to the DGCL, the BCBCA, and our articles and bylaws.

	Delaware	British Columbia

Stockholder/ Shareholder Approval of Business Combinations; Fundamental Changes

Under the DGCL, certain fundamental changes, such as amendments to the certificate of incorporation, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, are generally required to be approved by the affirmative vote of the holders of a majority of the outstanding stock present in person or represented by proxy and entitled to vote on the matter, unless a corporation’s certificate of incorporation or the bylaws require a higher percentage.

However, Section 251(h) of the DGCL provides that stockholders of a constituent corporation need not vote to approve a merger if: (i) the merger agreement permits or requires the merger to be effected under Section 251(h) and provides that the merger shall be effected as soon as practicable following the tender offer or exchange offer, (ii) a corporation consummates a tender or exchange offer for any and all of the outstanding stock of such constituent corporation that would otherwise be entitled to vote to approve the merger, (iii) immediately following the consummation of the offer, the stock accepted for purchase or exchanges plus the stock owned by the consummating corporation equals at least the percentage of stock that would be required to adopt the agreement of merger under the DGCL, (iv) the corporation consummating the offer merges with or into such constituent corporation and (v) each outstanding share of each class or series of stock of the constituent corporation that was the subject of and not irrevocably accepted for purchase or exchange in the offer is to be converted in the merger into, or the right to receive, the same consideration to be paid for the shares of such class or series of stock of the constituent corporation irrevocably purchased or exchanged in such offer.

The DGCL does not contain a procedure comparable to a plan of arrangement under the BCBCA.

Under the BCBCA and our articles, certain company alterations, such as changes to authorized share structure, continuances, into or out of province, certain amalgamations, sales, leases or other dispositions of all or substantially all of the undertaking of a company (other than in the ordinary course of business) liquidations, dissolutions, and certain arrangements are required to be approved by ordinary or special resolution as applicable.

An ordinary resolution is a resolution (i) passed at a shareholders’ meeting by a simple majority of the votes cast by shareholders voting shares that carry the right to vote at general meetings, or (ii) passed, after being submitted to all of the shareholders holding shares that carry the right to vote at general meetings, by being consented to in writing by such shareholders who, in the aggregate, hold shares carrying at least three-quarters of the votes entitled to be cast on the resolution.

A special resolution is a resolution (i) passed by not less than two-thirds of the votes cast by the shareholders voting shares that carry the right to vote at general meetings who voted in respect of the resolution at a meeting duly called and held for that purpose or (ii) passed by being consented to in writing by all shareholders entitled to vote on the resolution.

Holders of multiple voting shares and subordinate voting shares vote together at all meetings of shareholders except meetings at which only holders of a particular class are entitled to vote.

Under the BCBCA, an action that prejudices or interferes with a right or special right attached to issued shares of a class or series of shares must be approved by a special separate resolution of the holders of the class or series of shares being affected.

Under the BCBCA, arrangements are permitted and a company may make any proposal it considers appropriate “despite any other provision” of the BCBCA. In general, a plan of arrangement is approved by a company’s board of directors and then is submitted to a court for approval. It is customary for a company in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. Plans of arrangement involving shareholders must be approved by a special resolution of shareholders, including holders of shares not normally entitled to vote. The court may, in respect of an arrangement proposed with persons other than shareholders and creditors, require that those persons approve the arrangement in the manner and to the extent required by the court. The court determines, among other things, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing, which would, among other things, assess the fairness of the arrangement and approve or reject the proposed arrangement.

The BCBCA does not contain a provision comparable to Section 251(h) of the DGCL.

	Delaware	British Columbia

Special Vote Required for Combinations with Interested Stockholders/ Shareholders

Unless a Delaware corporation’s certificate of incorporation provides that it elects not to be governed by Section 203 of the DGCL, a Delaware corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless (i) the board of directors of the corporation, prior to the time of the transaction in which the person became an interested stockholder, approves either the business combination or the transaction in which the stockholder becomes an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by directors and officers of the corporation and shares held in certain types of employee stock plans); or (iii) the board of directors and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve the business combination on or after the time of the transaction in which the person became an interested stockholder.

For purposes of Section 203, the DGCL, subject to specified exceptions, generally defines an interested stockholder to include any person who, together with that person’s affiliates or associates, (i) owns 15% or more of the outstanding voting stock of the corporation (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or (ii) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years.

The BCBCA does not contain a provision comparable to Section 203 of the DGCL with respect to business combinations.

Appraisal Rights; Rights to Dissent

Under the DGCL, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of such stockholder’s shares in lieu of the consideration such stockholder would otherwise receive in the transaction.

For example, a stockholder is entitled to appraisal rights in the case of a merger or consolidation if the shareholder is required to accept in exchange for the shares anything other than: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof; (ii) shares of any other corporation, or depository receipts in respect thereof, that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders; (iii) cash instead of fractional shares of the corporation or fractional depository receipts of the corporation; or (iv) any combination of the foregoing.

The BCBCA provides that shareholders of a company are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the company resolves to (i) alter its articles to alter the restrictions on the powers of the company or on the business it is permitted to carry on; (ii) approve certain amalgamations; (iii) approve an arrangement, where the terms of the arrangement or court orders relating thereto permit dissent; (iv) sell, lease or otherwise dispose of all or substantially all of its undertaking; or (v) continue the company into another jurisdiction.

Dissent may also be permitted if authorized by resolution. A court may also make an order permitting a shareholder to dissent in certain circumstances.

	Delaware	British Columbia

Compulsory Acquisition	Under the DGCL, a merger in which one corporation owns, prior to the merger, 90% or more of each class of stock of a second corporation may be completed without the vote of the second corporation’s board of directors or shareholders.	The BCBCA provides that if, within 4 months after the making of an offer to acquire shares, or any class of shares, of a company, the offer is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate of the offeror) of any class of shares to which the offer relates, the offeror is entitled, upon giving proper notice within 5 months after the date of the offer, to acquire (on the same terms on which the offeror acquired shares from those holders of shares who accepted the offer) the shares held by those holders of shares of that class who did not accept the offer. Offerees may apply to the court, within 2 months of receiving notice, and the court may set a different price or terms of payment and may make any consequential orders or directions as it considers appropriate.

Stockholder/ Shareholder Consent to Action Without Meeting	Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that can be taken at a meeting of the stockholders may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting of the stockholders.	Although it is not customary for public companies to do so, under the BCBCA, shareholder action without a meeting may be taken by a consent resolution of shareholders provided that it satisfies the thresholds for approval in a company’s articles, the BCBCA and the regulations thereunder. A consent resolution is as valid and effective as if it was a resolution passed at a meeting of shareholders.

Special Meetings of Stockholders/ Shareholders	Under the DGCL, a special meeting of shareholders may be called by the board of directors or by such persons authorized in the certificate of incorporation or the bylaws.	Under the BCBCA, the holders of not less than 5% of the issued shares of a company that carry the right to vote at a general meeting may requisition that the directors call a meeting of shareholders for the purpose of transacting any business that may be transacted at a general meeting. Upon receiving a requisition that complies with the technical requirements set out in the BCBCA, the directors must, subject to certain limited exceptions, call a meeting of shareholders to be held not more than 4 months after receiving the requisition. If the directors do not call such a meeting within 21 days after receiving the requisition, the requisitioning shareholders or any of them holding in aggregate not less than 2.5% of the issued shares of the company that carry the right to vote at general meetings may call the meeting.

Distributions and Dividends; Repurchases and Redemptions

Under the DGCL, subject to any restrictions contained in the certificate of incorporation, a corporation may pay dividends out of its capital surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by issued and outstanding shares having a preference upon the distribution of assets. Surplus is defined in the DGCL as the excess of the net assets over capital, as such capital may be adjusted by the board.

A Delaware corporation may purchase or redeem shares of any class for cash or other property except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled, upon any distribution of its assets, to a preference over another class or series of its shares or, if no shares entitled to a preference are outstanding, any of its shares if such shares will be retired and the capital reduced.

Under the BCBCA, unless its charter or an enactment provides otherwise, a company may pay a dividend in money or other property (including by issuing shares or warrants by way of dividend) unless there are reasonable grounds for believing that the company is insolvent, or the payment of the dividend would render the company insolvent.

The BCBCA provides that no special rights or restrictions attached to a series of any class of shares confer on the series a priority in respect of dividends or return of capital over any other series of shares of the same class.

Under the BCBCA, the purchase or other acquisition by a company of its shares is generally subject to solvency tests similar to those applicable to the payment of dividends (as set out above). We are permitted, under the Company’s articles, to acquire any of its shares, subject to the special rights and restrictions attached to such class or series of shares and the approval of its board of directors.

Under the BCBCA, subject to solvency tests similar to those applicable to the payment of dividends (as set out above), a company may redeem, on the terms and in the manner provided in its articles, any of its shares that has a right of redemption attached to it.

	Delaware	British Columbia

Vacancies on Board of Director	Under the DGCL, a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, unless otherwise provided in the certificate of incorporation or bylaws. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of the class of directors to which the newly elected director has been elected expires.

Under the BCBCA and our articles, a vacancy among the directors created by the removal of a director may be filled by the shareholders at the meeting at which the director is removed or, if not filled by the shareholders at such meeting, by the shareholders or by the remaining directors. In the case of a casual vacancy, the remaining directors may fill the vacancy. Under the BCBCA, directors may increase the size of the board of directors by one third of the number of current directors.

Under the BCBCA and our articles, if as a result of one or more vacancies, the number of directors in office falls below the number required for a quorum, the remaining directors may appoint as directors the number of individuals that, when added to the number of remaining directors, will constitute a quorum and/or call a shareholders’ meeting to fill any or all vacancies among directors and to conduct such other business that may be dealt with at that meeting, but must not take any other action until a quorum is obtained.

Removal of Directors; Terms of Directors	Under the DGCL, except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. If a Delaware corporation has a classified board, unless its certificate of incorporation provides otherwise, any director or the entire board may only be removed by stockholders for cause.

Our articles allow for the removal of a director by special resolution of the shareholders.

According to our articles, the board of directors is divided into three classes designated as Class I, Class II and Class III, to provide for a rotation of three year terms of office, which expire at the third succeeding general meeting. All directors are eligible for re-election or re-appointment.

Inspection of Books and Records	Under the DGCL, any holder of record of stock or a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person has the right during usual business hours to inspect the corporation’s books and records for a proper purpose.

Under the BCBCA, directors and shareholders may, without charge, inspect certain of the records of a company. Former shareholders and directors may also inspect certain of the records, free of charge, but only those records pertaining to the times that they were shareholders or directors.

Public companies must allow all persons to inspect certain records of the company free of charge.

Amendment of Governing Documents

Under the DGCL, a certificate of incorporation may be amended if: (i) the board of directors adopts a resolution setting forth the proposed amendment, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of shareholders; provided that, unless required by the certificate of incorporation, no meeting or vote is required to adopt an amendment for certain specified changes; and (ii) the holders of a majority of the outstanding shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater or, if permitted by the DGCL, a lesser number of shares.

If a class vote on the amendment is required by the DGCL, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL.

Under the DGCL, the board of directors may amend a corporation’s bylaws if so authorized in the certificate of incorporation. The shareholders of a Delaware corporation also have the power to amend bylaws.

Under the BCBCA, a company may amend its articles or notice of articles by (i) the type of resolution specified in the BCBCA, (ii) if the BCBCA does not specify a type of resolution, then by the type specified in the company’s articles, or (iii) if the company’s articles do not specify a type of resolution, then by special resolution. The BCBCA permits many substantive changes to a company’s articles (such as a change in the company’s authorized share structure or a change in the special rights or restrictions that may be attached to a certain class or series of shares) to be changed by the resolution specified in that company’s articles.

Our articles provide that certain changes to the Company’s share structure and any creation or alteration of special rights and restrictions attached to a series or class of shares be done by way of ordinary resolution. However, if a right or special right attached to a class or series of shares would be prejudiced or interfered with by such an alteration, the BCBCA requires that holders of such class or series of shares must approve the alteration by a special separate resolution of those shareholders.

	Delaware	British Columbia

Indemnification of Directors and Officers

Under the DGCL, subject to specified limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, provided that there is a determination that: (i) the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) in a criminal action or proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation, except to the extent the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

The DGCL requires indemnification of directors and officers for expenses (including attorneys’ fees) actually and reasonably relating to a successful defense on the merits or otherwise of a derivative or third-party action.

Under the DGCL, a corporation may advance expenses to any director or officer relating to the defense of any proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

Under the BCBCA, a company may indemnify: (i) a current or former director or officer of that company; or (ii) a current or former director or officer of another corporation if, at the time such individual held such office, the corporation was an affiliate of the company, or if such individual held such office at the company’s request against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative or other legal proceeding or investigative action (whether current, threatened, pending or completed) in which he or she is involved because of that person’s position as an indemnifiable person, unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles. In addition, a company must not indemnify an indemnifiable person in proceedings brought against the indemnifiable person by or on behalf of the company or an associated company. A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an indemnifiable person in respect of that proceeding only if the indemnifiable person has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced. Subject to the aforementioned prohibitions on indemnification, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an indemnifiable person in respect of such eligible proceeding if such indemnifiable person has not been reimbursed for such expenses, and was wholly successful, on the merits or otherwise, in the outcome of such eligible proceeding or was substantially successful on the merits in the outcome of such eligible proceeding. On application from an indemnifiable person, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement.

As permitted by the BCBCA, our articles require us to indemnify our directors, officers, former directors or officers (and such individual’s respective heirs and legal representatives) and permit the Company to indemnify any person to the extent permitted by the BCBCA.

	Delaware	British Columbia

Limited Liability of Directors and Officers

The DGCL permits the adoption of a provision in a corporation’s certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its shareholders by reason of a director’s breach of such director’s fiduciary duties, except for (i) any breach the duty of loyalty to the corporation or its shareholders; (ii) any act or omission not in good faith or involving intentional misconduct or a known violation of law; (iii) any breach in which the director or officer obtains an improper personal benefit from the corporation; or (iv) the unlawful payment of a dividend or the unlawful approval a stock repurchase.

The DGCL also permits the adoption of a provision in a corporation’s certificate of incorporation limiting or eliminating the monetary liability of an officer to a corporation’s shareholders by reason of an officer’s breach of such officer’s duty of care to the corporation, except for any such monetary liabilities that result from any actions brought by or in the right of a corporation.

Under the BCBCA, a director or officer of a company must (i) act honestly and in good faith with a view to the best interests of the company; (ii) exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances; (iii) act in accordance with the BCBCA and the regulations thereunder; and (iv) subject to (i) to (iii), act in accordance with the articles of the company. These statutory duties are in addition to duties under common law and equity.

No provision in a contract or the articles of a company may relieve a director or officer of a company from the above duties.

Under the BCBCA, a director is not liable for certain acts if the director has otherwise complied with his or her duties and relied, in good faith, on (i) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company to fairly reflect the financial position of the company, (ii) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person, (iii) a statement of fact represented to the director by an officer of the company to be correct, or (iv) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not that record was forged, fraudulently made or inaccurate or that information or representation was fraudulently made or inaccurate. Further, a director is not liable if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCBCA.

	Delaware	British Columbia

Stockholder/ Shareholder Lawsuits	Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation; provided, however, that under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction that is the subject of the suit, but also throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the derivative claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.

Under the BCBCA, a shareholder (including a beneficial shareholder) or director of a company and any person who, in the discretion of the court, is an appropriate person to make an application to court to prosecute or defend an action on behalf of a company (a derivative action) may, with judicial leave: (i) bring an action in the name and on behalf of the company to enforce a right, duty or obligation owed to the company that could be enforced by the company itself or to obtain damages for any breach of such right, duty or obligation or (ii) defend, in the name and on behalf of the company, a legal proceeding brought against the company.

Under the BCBCA, the court may grant leave if: (i) the complainant has made reasonable efforts to cause the directors of the company to prosecute or defend the action; (ii) notice of the application for leave has been given to the company and any other person that the court may order; (iii) the complainant is acting in good faith; and (iv) it appears to the court to be in the interests of the company for the action to be prosecuted or defended.

Under the BCBCA, upon the final disposition of a derivative action, the court may make any order it determines to be appropriate. In addition, under the BCBCA, a court may order a company to pay the complainant’s interim costs, including legal fees and disbursements. However, the complainant may be held accountable for the costs on final disposition of the action.

Oppression Remedy	Although the DGCL imposes upon directors and officers fiduciary duties of loyalty (i.e., a duty to act in a manner believed to be in the best interest of the corporation and its stockholders) and care, the DGCL does not provide for a remedy for a breach of fiduciary duties that is comparable to the BCBCA’s oppression remedy.

The BCBCA’s oppression remedy enables a court to make an order (interim or final) to rectify the matters complained of if the court is satisfied upon application by a shareholder (as defined below) that the affairs of the company are being conducted or that the powers of the directors have been exercised in a manner that is oppressive, or that some action of the company or shareholders has been or is threatened to be taken which is unfairly prejudicial, in each case to one or more shareholders. The applicant must be one of the persons being oppressed or prejudiced and the application must be brought in a timely manner. A “shareholder” for the purposes of the oppression remedy includes legal and beneficial owners of shares as well as any other person whom the court considers appropriate.

The oppression remedy provides the court with extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders.

	Delaware	British Columbia

Blank Check Preferred Stock/Shares

Under the DGCL, the certificate of incorporation of a corporation may give the board the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares.

In addition, the DGCL does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

Under our articles, the preferred shares may be issued in one or more series. Accordingly, our board of directors is authorized, without shareholder approval, but subject to the provisions of the BCBCA, to determine the maximum number of shares of each series, create an identifying name for each series and attach such special rights or restrictions, including dividend, liquidation and voting rights, as our board of directors may determine, and such special rights or restrictions, including dividend, liquidation and voting rights, may be superior to those of the subordinate voting shares and multiple voting shares. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of the Company and might adversely affect the market price of our subordinate voting shares and the voting and other rights of the holders of subordinate voting shares. Under the BCBCA, each share of a series of shares must have the same special rights or restrictions as are attached to every other share of that series of shares. In addition, the special rights or restrictions attached to shares of a series of shares must be consistent with the special rights or restrictions attached to the class of shares of which the series of shares is part.

In addition, the BCBCA does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

Advance Notification Requirements for Proposals of Stockholders/Shareholders

Delaware corporations typically have provisions in their bylaws, often referred to as “advance notice bylaws,” that require a stockholder proposing a nominee for election to the board of directors or other proposals at an annual or special meeting of the stockholders to provide notice of any such proposals to the corporation in advance of the meeting for any such proposal to be brought before the meeting of the stockholders. In addition, advance notice bylaws frequently require the stockholder nominating a person for election to the board of directors to provide information about the nominee, such as his or her age, address, employment and beneficial ownership of shares of the corporation’s capital stock. The stockholder may also be required to disclose information about the stockholder, including, among other things, his or her name, share ownership and agreement, arrangement or understanding with respect to such nomination.

For other proposals, the proposing stockholder is often required by the bylaws to provide a description of the proposal and any other information relating to such stockholder or beneficial owner, if any, on whose behalf that proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for the proposal and pursuant to and in accordance with the Exchange Act and the rules and regulations promulgated thereunder.

Under the BCBCA, qualified shareholders holding at least one percent (1%) of our issued voting shares or whose shares have a fair market value in excess of $2,000 in the aggregate may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to us in advance of any proposed meeting by delivering a timely written notice in proper form to our registered office in accordance with the requirements of the BCBCA. The notice must include information on the business the shareholder intends to bring before the meeting. To be a qualified shareholder, a shareholder must currently be and have been a registered or beneficial owner of at least one share of the company for at least 2 years before the date of signing the proposal.

If the proposal and a written statement in support of the proposal (if any) are submitted at least three months before the anniversary date of the previous annual meeting and the proposal and written statement (if any) meet other specified requirements, then the company must either set out the proposal, including the names and mailing addresses of the submitting person and supporters and the written statement (if any), in the proxy circular of the company or attach the proposal and written statement thereto.

In certain circumstances, the company may refuse to process a proposal.

DESCRIPTION OF WARRANTS

Warrants

The following is a brief summary of the common share purchase warrants issued in the August 2024 private placement and is qualified in its entirety by reference to the provisions contained in the form of common share purchase warrant, dated August 15, 2024, filed as an exhibit to our annual report on Form 20-F for the year ended December 31, 2023, which annual report was filed with the SEC on September 16, 2024 and is incorporated by reference herein.

Exercisability. The warrants are exercisable at any time or times from and after February 15, 2025 (the “initial exercise date”) until February 15, 2028 (the third anniversary of the initial exercise date).

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant issued thereto if such holder (together with its affiliates and any other persons acting as a group together with the holder and any of the holder’s affiliates) would beneficially own in excess of 4.99% of the number of subordinate voting shares outstanding immediately after giving effect to the exercise (or in excess of a higher percentage not to exceed 9.99%, at the election of such holder and following the provision of notice of such election to us), as such percentage ownership is determined in accordance with the terms of the warrants.

Exercise Price. The exercise price per subordinate voting share under each warrant is $2.00, subject to certain adjustments as described further in the form of warrant. If we, at any time while the warrants are outstanding: (i) pay a dividend or otherwise make a distribution or distributions on our subordinate voting shares or any other equity or equity equivalent securities payable in subordinate voting shares (which, for avoidance of doubt, shall not include any subordinate voting shares issued by the Company upon exercise of the applicable warrant), (ii) subdivide outstanding subordinate voting shares into a larger number of shares, (iii) combine (including by way of reverse share split) outstanding subordinate voting shares into a smaller number of shares, or (iv) issue by reclassification of the subordinate voting shares any shares in the capital of the Company, then, in each case, the exercise price shall be multiplied by a fraction of which the numerator shall be the number of subordinate voting shares outstanding immediately before such event and of which the denominator shall be the number of subordinate voting shares outstanding immediately after such event, and the number of shares issuable upon exercise of each such warrant shall be proportionately adjusted such that the aggregate exercise price of such warrant remains unchanged.

Fundamental Transaction. If, at any time while the warrants are outstanding, (i) we, directly or indirectly, in one or more related transactions effect any merger or consolidation of the Company with or into another person, (ii) we effect any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, (iii) any tender offer, exchange offer or like transaction (whether by us or another person) is completed pursuant to which holders of subordinate voting shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding subordinate voting shares, (iv) we, directly or indirectly, in one or more related transactions effect any reclassification, reorganization or recapitalization of the subordinate voting shares or any compulsory share exchange pursuant to which the subordinate voting shares are effectively converted into or exchanged for other securities, cash or property, or (v) we, directly or indirectly, in one or more related transactions consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding subordinate voting shares (each, a “fundamental transaction”), then, upon any subsequent exercise of the applicable warrant, the holder will have the right to receive, for each subordinate voting share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, at the option of the holder, the number of subordinate voting shares (or successor security) of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of subordinate voting shares for which such warrant is exercisable immediately prior to such fundamental transaction.

Transferability. Subject to compliance with applicable securities laws, each of the warrants and all rights thereunder are transferable, in whole or in part, upon surrender of such warrant at the principal office of the Company or its designated agent, together with a written assignment of the warrant by the holder or its agents.

Exchange Listing. We do not intend to apply to list the warrants on any securities exchange or nationally recognized trading system.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of our subordinate voting shares, the holder of a warrant does not have the rights or privileges of a holder of our subordinate voting shares, including any voting rights, until the holder exercises the warrant.

Governing Law. The warrants are governed by New York law.

PLAN OF DISTRIBUTION

We are registering the subordinate voting shares that were issued and the subordinate voting shares that may be issuable upon exercise, if any, of the warrants that were issued pursuant to the terms of the securities purchase agreements in order to permit the resale of those subordinate voting shares by the holders of such shares and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the subordinate voting shares. We will bear all fees and expenses incident to our obligation to register the subordinate voting shares issued to the selling shareholders and the subordinate voting shares issuable upon exercise, if any, of the warrants.

The selling shareholders may sell all or a portion of the subordinate voting shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the subordinate voting shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The subordinate voting shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the effective date of the registration statement of which this prospectus is a part;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling subordinate voting shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the subordinate voting shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the subordinate voting shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the subordinate voting shares in the course of hedging in positions they assume. After the registration statement of which this prospectus is a part is declared effective, the selling shareholders may also sell subordinate voting shares short and deliver subordinate voting shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge subordinate voting shares to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the subordinate voting shares, warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the subordinate voting shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the subordinate voting shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the subordinate voting shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the subordinate voting shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of subordinate voting shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the subordinate voting shares may be sold in such states only through registered or licensed brokers or dealers.

There can be no assurance that any selling shareholder will sell any or all of the subordinate voting shares registered pursuant to the registration statement, of which this prospectus forms a part. The selling shareholders may also sell the subordinate voting shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the subordinate voting shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the subordinate voting shares to engage in market-making activities with respect to the subordinate voting shares. All of the foregoing may affect the marketability of the subordinate voting shares and the ability of any person or entity to engage in market-making activities with respect to the subordinate voting shares.

We will pay all expenses of the registration of the subordinate voting shares (including subordinate voting shares issuable upon any exercise of the common share purchase warrants) pursuant to the Registration Rights Agreement, estimated to be $68,403.79 in total, including, without limitation, SEC filing fees; provided, however, that the selling shareholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, in accordance with the Registration Rights Agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the subordinate voting shares will be freely tradable in the hands of persons other than our affiliates.

EXPENSES OF THIS OFFERING

The following are the estimated expenses payable by us with respect to this offering. With the exception of the SEC registration fee, all amounts are estimates:

SEC registration fee	$1,803.79
Legal fees and expenses	$60,000.00
Accounting fees and expenses	$3,600.00
Miscellaneous	$3,000.00
Total	$68,403.79

LEGAL MATTERS

Katten Muchin Rosenman LLP and Peterson McVicar LLP are counsel for the Company in connection with this offering. The validity of the subordinate voting shares offered hereby will be passed upon for us by Peterson McVicar LLP. Additional legal matters may be passed upon for any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Digihost Technology Inc. as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, incorporated by reference in this prospectus, have been so included in reliance on the report of Raymond Chabot Grant Thornton LLP (or “RCGT”), an independent registered public accounting firm, given on the authority of said firm as an expert in accounting and auditing. Raymond Chabot Grant Thornton LLP has offices at 600 De La Gauchetière Street West, Suite 2000, Montréal, Quebec H3B 4L8, Canada.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of British Columbia, Canada. We have appointed Cogency Global Inc. to serve as our agent for service of process with respect to any action brought against the Company under the laws of the United States arising out of this offering or any purchase or sale of securities in connection with this offering, but it may be difficult for shareholders who reside in the United States to effect service within the United States upon anyone affiliated with the Company who does not reside in the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. There can be no assurance that U.S. investors will be able to enforce against us as well as anyone affiliated with us who resides in a country outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. There is uncertainty with respect to whether a Canadian court would take jurisdiction on a matter of liability predicated solely upon U.S. federal securities laws, and uncertainty with respect to whether a Canadian court would enforce a foreign judgment on liabilities predicated upon the securities laws of the United States.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and periodic reports on Form 6-K. Those reports may be obtained at the website described below. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered thereunder.

The SEC maintains a website that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

This prospectus is part of a registration statement on Form F-1 that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement of which this prospectus forms a part. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

We also maintain a corporate website at https://digihost.ca/docs/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on September 16, 2024;

●	our Reports on Form 6-K filed with the SEC on May 14, 2024, August 6, 2024, August 15, 2024, and August 16, 2024; and

●	the description of our subordinate voting shares contained in Exhibit 2(d) to our Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on July 14, 2023, and any amendments or reports filed with the SEC for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

110 Yonge Street,

Suite 1601

Toronto, Ontario M5C 1T4

Canada

Up to 7,272,726 Subordinate Voting Shares

PROSPECTUS

             , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees.

Under the BCBCA, the Company may indemnify a present or former director or officer of the Company, a director or officer of another corporation that at the time the corporation is or was an affiliate of the Company or who, at the request of the Company, is or was a director or officer or holds a position equivalent to that of, a director or officer of a corporation, partnership, trust, joint venture or other unincorporated entity, against all costs, charges and expenses, including legal and other fees, as well as any judgments, penalties, fines or amounts paid to settle a legal proceeding or investigative action, incurred by the individual in respect of any legal proceeding or investigative action, whether current, threatened, pending or completed, in which the individual is involved because of that association with the Company or other entity. The Company may not indemnify such an individual if the indemnity or payment is prohibited by the Company’s memorandum of articles and unless the individual acted honestly and in good faith with a view to the best interests of the Company, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Company’s request and in the case of a proceeding other than a civil proceeding the individual had reasonable grounds for believing that the individual’s conduct was lawful. The Company may advance moneys reasonably incurred to an individual described above for the costs, charges and expenses, including legal and other fees, of a proceeding described above; however, the individual shall provide the Company with a written undertaking that should the payment of costs, charges and expenses of a proceeding be determined to be prohibited under the BCBCA, the individual shall repay the moneys.

The articles of the Company provide that the Company shall indemnify a director or former director of the Company and their heirs and legal representatives against all costs, charges and expenses, including legal and other fees, as well as any judgments, penalties, fines or amounts paid to settle a legal proceeding or investigative action, incurred by the individual in respect of any legal proceeding or investigative action. The articles of the Company also provide that the Company may purchase and maintain such insurance for the benefit of a director, officer, employee or agent of the Company, a former director, officer, employee or agent of the Company, an individual who at the request of the Company is or was a director, officer, employee or agent of a corporation or of a partnership, joint venture or other unincorporated entity or an individual who at the request of the Company holds or held a position equivalent to that of a director or officer of a partnership, joint venture or other unincorporated entity, against any liability incurred by the individual, in the individual’s capacity set forth in this paragraph.

The Company maintains directors’ and officers’ liability insurance that insures directors and officers for losses as a result of claims against the directors and officers of the Company in their capacity as directors and officers and also reimburse the Company for payments made pursuant to the indemnity provisions under the articles of the Company and the BCBCA.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Set forth below are the sales of all unregistered securities of ours sold by us within the past three years, which were not registered under the Securities Act:

On November 30, 2021, the Company issued 16,136 subordinate voting shares (valued at $40,000) to settle a debt of $40,000 with a third-party creditor.

On March 9, 2022, the Company closed a private placement with a single institutional investor for (a) 2,729,748 subordinate voting shares at a purchase price of CAD$4.40 per subordinate voting share and associated warrant, (b) 300,000 pre-funded warrants at an exercise price of $0.0001 per subordinate voting shares, at an offering price of CAD$4.3999 per pre-funded warrant and associated warrant, and (iii) 3,029,748 common share purchase warrants for aggregate gross cash proceeds of $10,424,453 (CAD$13,330,861) and the cancellation of warrants. The common share purchase warrants have an exercise price of CAD$6.25 per share and exercise period of three and one-half years from the issuance date. In connection with the private placement, the investor agreed to cancel existing warrants to purchase 1,248,440 common subordinate voting shares of the Company at an exercise price of CAD$9.42 per share issued on March 16, 2021, expiring on March 16, 2024, and the existing warrants to purchase 1,781,308 common subordinate voting shares of the Company at an exercise price of CAD$7.11 issued on April 9, 2021, expiring on April 9, 2025. The cancellation was considered as part of the proceeds of the above-mentioned private placement and was accounted for as an increase in share capital of $5,887,616 for total proceeds from the private placement of $15,255,979.

On November 1, 2022, the Company issued 19,391 subordinate voting shares (valued at $13,816) to settle a debt of $92,825 with a creditor.

On August 15, 2024, the Company sold 3,636,363 units of the Company at a purchase price of US$1.10 per unit. Each unit is comprised of one subordinate voting share and one common share purchase warrant, with each warrant entitling the holder to purchase one additional subordinate voting share. The warrants have an exercise price of US$2.00 per subordinate voting share and an exercise period of three years from the initial exercise date.

The offers, sales and issuances of the securities described above were issued in reliance on exemptions from registration requirements thereof (i) under Section 4(a)(2) of the Securities Act in transactions did not involve any public offering, (ii) under Regulation D promulgated under the Securities Act for sales for offers, sales and issuances made to accredited investors and (iii) under Regulation S promulgated under the Securities Act for offers, sales and issuances not made to persons in the United States and as to which no directed selling efforts were made in the United States.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits. See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)	that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)	that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibits and Financial Statement Schedules

Exhibits
3.1	Articles of Incorporation of Chortle Capital Corp. (incorporated by reference to Exhibit 1.1 to the Corporation’s Annual Report on Form 20-F, filed with the SEC on July 14, 2023)
3.2	Certificate of Change of Name to Hashchain Technology Inc. (incorporated by reference to Exhibit 1.2 to the Company’s Annual Report on Form 20-F, filed with the SEC on July 14, 2023)
3.3	Notice of Articles (incorporated by reference to Exhibit 1.3 to the Company’s Annual Report on Form 20-F, filed with the SEC on July 14, 2023)
3.4	Certificate of Change of Name to Digihost Technology Inc. (incorporated by reference to Exhibit 1.4 to the Company’s Annual Report on Form 20-F, filed with the SEC on July 14, 2023)
3.5	Notice of Articles (incorporated by reference to Exhibit 1.5 to the Company’s Annual Report on Form 20-F, filed with the SEC on July 14, 2023)
3.6	Notice of Articles (incorporated by reference to Exhibit 1.6 to the Company’s Annual Report on Form 20-F, filed with the SEC on July 14, 2023)
4.1	Form of Common Share Purchase Warrant, dated April 9, 2021 (incorporated by reference to Exhibit 4.9 to the Company’s Annual Report on Form 20-F, filed with the SEC on July 14, 2023)
4.2	Form of Common Shares Purchase Warrant, dated March 9, 2022 (incorporated by reference to Exhibit 4.15 to the Company’s Annual Report on Form 20-F, filed with the SEC on July 14, 2023)
4.3	Form of Pre-Funded Common Share Purchase Warrant, dated March 9, 2022 (incorporated by reference to Exhibit 4.16 to the Company’s Annual Report on Form 20-F, filed with the SEC on July 14, 2023)
4.4	Form of Common Share Purchase Warrant, dated August 15, 2024 (incorporated by reference to Exhibit 4.18 to the Company’s Annual Report on Form 20-F, filed with the SEC on September 16, 2024)
5.1	Opinion of Peterson McVicar LLP
10.1	Form of Employment Agreement (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 20-F, filed with the SEC on July 14, 2023)
10.2	Digihost Technology Inc. Stock Option Plan (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 20-F, filed with the SEC on July 14, 2023)
10.3	Digihost Technology Inc. Restricted Share Unit Incentive Plan (incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 20-F, filed with the SEC on July 14, 2023)
10.4	Base Contract for the Sale of Energy Supply, dated as of February 6, 2018, by and between Bit Management LLC / NYAM, LLC and EnergyMark, LLC (incorporated by reference to Exhibit 4.5 to the Company’s Annual Report on Form 20-F, filed with the SEC on July 14, 2023)
10.5	Securities Purchase Agreement, dated as of April 6, 2021, between Digihost Technology Inc. and each purchaser identified on the signature pages thereto (incorporated by reference to Exhibit 4.8 to the Company’s Annual Report on Form 20-F, filed with the SEC on July 14, 2023)
10.6	Lease Agreement, dated as of December 21, 2021, by and between East Delavan Property, LLC and DGX Holding, LLC (incorporated by reference to Exhibit 4.12 to the Company’s Annual Report on Form 20-F, filed with the SEC on July 14, 2023)
10.7	Securities Purchase Agreement, dated as of March 6, 2022, between Digihost Technology Inc. and each purchaser identified on the signature pages thereto (incorporated by reference to Exhibit 4.13 to the Company’s Annual Report on Form 20-F, filed with the SEC on July 14, 2023)
10.8	Form of Warrant Cancellation Agreement, dated March 6, 2022, between Digihost Technology Inc. and each purchaser identified on the signature pages thereto (incorporated by reference to Exhibit 4.14 to the Company’s Annual Report on Form 20-F, filed with the SEC on July 14, 2023)
10.9	Loan Agreement, dated as of February 5, 2023, by and between Digihost International, Inc. and Doge Capital LLC (incorporated by reference to Exhibit 4.17 to the Company’s Annual Report on Form 20-F, filed with the SEC on July 14, 2023)
10.10	Securities Purchase Agreement, dated as of August 5, 2024, between Digihost Technology Inc. and each purchaser identified on the signature pages thereto (incorporated by reference to Exhibit 4.17 to the Company’s Annual Report on Form 20-F, filed with the SEC on September 16, 2024)
10.11	Registration Rights Agreement, dated as of August 15, 2024, between Digihost Technology Inc. and each investor listed on the signature pages thereto (incorporated by reference to Exhibit 4.19 to the Company’s Annual Report on Form 20-F, filed with the SEC on September 16, 2024)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 8.1 to the Company’s Annual Report on Form 20-F, filed with the SEC on September 16, 2024)
23.1	Consent of Raymond Chabot Grant Thornton LLP, independent registered accounting firm
23.2	Consent of Peterson McVicar LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of the Registration Statement)
107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, State of California on this 30th day of October, 2024.

DIGIHOST TECHNOLOGY INC.

By:	/s/ Michel Amar
	Name:	Michel Amar
	Title:	Chief Executive Officer

POWER OF ATTORNEY

 KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michel Amar and Paul Ciullo, or either of them, his true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and any and all additional registration statements (including amendments and post-effective amendments thereto) with all exhibits thereto, and other documents and in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his said attorneys-in-fact and agents or any of them or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

 Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michel Amar	Chief Executive Officer and Chairman	October 30, 2024
Michel Amar	(Principal Executive Officer)

/s/ Paul Ciullo	Chief Financial Officer	October 30, 2024
Paul Ciullo	(Principal Financial Officer and Principal Accounting Officer)

/s/ Alec Amar	President and Director	October 30, 2024
Alec Amar

/s/ Gerard Rotonda	Director	October 30, 2024
Gerard Rotonda

/s/ Adam Rossman	Director	October 30, 2024
Adam Rossman

/s/ Zhichao Li	Director	October 30, 2024
Zhichao Li

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Digihost Technology Inc., has signed this Registration Statement on this 30th day of October, 2024.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Sr. Vice President on behalf of Cogency Global Inc.